Exhibit 99.1

FOR IMMEDIATE RELEASE

At Johnson Outdoors Inc.
David Johnson                                             Cynthia Georgeson
Interim Chief Financial Officer                   VP - Worldwide Communication
262-631-6600                                                  262-631-6600

JOHNSON OUTDOORS INC. ANNOUNCES FISCAL 2005
FOURTH QUARTER AND FULL YEAR RESULTS

RACINE, WISCONSIN, November 17, 2005…… Johnson Outdoors Inc. (Nasdaq: JOUT), a leading global outdoor recreation company, today announced sales of $77.1 million for the fourth quarter ended September 30, 2005, an increase of 2% compared to $75.6 million for the prior year quarter. Net earnings for the quarter improved to a net loss of $3.4 million ($0.39 per diluted share) versus a net loss of $3.8 million ($0.44 per diluted share) for the prior year quarter. For the full year, the Company reported sales of $380.7 million compared to $355.3 million for fiscal 2004, representing a 7% increase year-over-year. Net earnings for the year were $7.1 million ($0.81 per diluted share), an 18% decrease versus prior year.

FOURTH QUARTER RESULTS
Fourth quarter results historically reflect a loss due to the slowing of sales and production of the Company’s seasonal outdoor recreation products. Sales growth in the Company’s core brands more than offset the expected decrease in military revenues for the quarter. Key changes included:

▪	Watercraft continued on the upswing with sales 25% ahead of last year’s fourth quarter due to favorable reception of new products.
▪	Marine Electronics saw a 34% jump in quarterly sales due to double-digit growth of both Minn Kota® and Humminbird® brands across key distribution channels.
▪	Diving revenues increased slightly due to solid growth in North America and favorable currency translation, as weakness in key international markets continued.
▪	Outdoor Equipment revenues decreased 35% due to the 46% decline in military tent sales.

Total Company operating loss of $4.6 million in the fourth quarter was flat compared to the same period last year. Operating losses resulted due to a number of factors, including among others:

▪	The significant drop in military sales compared with the prior year quarter resulting in a $2.9 million decline in Outdoor Equipment profits.
▪	Increased commodity costs, particularly metal and resin costs affecting the Company’s Marine Electronics and Watercraft divisions, along with higher freight charges.
▪
Restructuring costs of $1.6 million compared with $2.5 million in the prior year quarter as the Company continues efforts to improve efficiency and profitability long-term in the Watercraft and Diving divisions.

▪	Sarbanes-Oxley Section 404 compliance costs of $0.9 million compared to none in the prior year quarter.

The Company reported a net loss during the seasonally slow fourth quarter of $3.4 million or $0.39 per diluted share, an improvement over the net loss of $3.8 million or $0.44 per diluted share in the prior year quarter. An improved tax effect on losses in the current year quarter was the primary driver of the lower net loss.

FULL YEAR RESULTS
For the year, the Company achieved net sales of $380.7 million compared to $355.3 million for the full year 2004, an increase of 7%. Sales growth in the Company’s core brands more than offset the decrease in military revenues for the year. Key factors impacting the solid year-over-year sales results included:

▪
The successful integration of the Humminbird® brand into the Company’s Marine Electronics division. As a result, Marine Electronics saw sales increase 32% year-over-year driven primarily by a full year of Humminbird® results versus only five months in the prior fiscal year. Humminbird® performance was driven primarily by product innovations, particularly the new Matrix™ 900 fishfinder series which utilizes side-imaging technology never before available in the consumer marketplace.

▪
The Watercraft division grew 6% year-over-year as a result of a strong line-up of new canoe, kayak and paddle sport accessory products which drove double-digit growth in international markets and among the division’s top 30 domestic customers. The Old Town® Dirigo™ kayak introduced this year was a major contributor to new product sales for the year.

▪
Diving sales were down slightly despite a strong performance in North American markets and favorable currency translation which did not fully offset weakness in international markets. The UWATEC® Smart Tec™ computer is on track to become the Company’s most successful dive computer introduction in its history.

▪	Outdoor Equipment reported a year-over-year 16% decline in division sales driven primarily by the 21% decline in military sales.

Operating profit for the year was $15.5 million compared to $19.1 million in 2004 during which Diving profits benefited from a $2.0 million litigation settlement with a former employee. Other key factors driving the year-over-year changes in operating profit included:

▪	The conclusion of contracts for higher margin military tents and the overall decrease in military sales.
▪	Restructuring and severance costs of $4.1 million in 2005 versus $2.9 million in fiscal 2004.
▪	$2.7 million in costs related to the terminated buy-out transaction which compared unfavorably to $1.5 million in related costs reported during fiscal 2004.
▪	Sarbanes-Oxley Section 404 compliance costs in 2005 of $1.2 million.

“We are committed to enhancing profitability and shareholder value long-term by expanding our markets, our great brand equities and our leading technology portfolio. We believe we have created good momentum in our core businesses around these key strategic growth areas, despite difficult year-over-year comparisons due to record high military sales last year and unusual one-time items in both years. Importantly, excluding unusual one-time items in this and the previous fiscal year, profitability would have improved,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer.

Further commenting, Ms. Johnson-Leipold said: “Cost reduction programs across all businesses were also critical, particularly in the face of dramatically higher commodity and compliance costs, enabling us to invest appropriately in strengthening our operations and competitive position in the future. Throughout the year we continued to benefit from the acquisition of Humminbird®, and from investments made to simplify, streamline and increase efficiency in Watercraft. Similar restructuring efforts are well underway to strengthen European Diving, bolstered by a new management team in that region. As a result of our progress across all divisions this year, we are better-positioned to capitalize on growth opportunities for the future.”

OTHER FINANCIAL INFORMATION
The Company’s debt to total capitalization stood at 23% at the end of the year versus 29% at October 1, 2004. Cash, net of debt, increased $18.8 million to $21.3 million by year end. Depreciation and amortization was $9.5 million year-to-date, slightly higher than last year’s $8.7 million due to the impact from the acquisition of Humminbird®. Capital spending totaled $6.8 million in 2005 compared with last year’s $7.8 million.

“Our continued focus on inventory management and other cost-control measures enabled us to reduce working capital and deliver over $25 million in operating cash flow despite much higher commodity costs this year. Our strong cash position and lower debt level should give us the financial strength and flexibility to execute our strategic growth plans,” said David Johnson, Interim Chief Financial Officer

MILITARY OUTLOOK
The quarterly and year-over-year decline in military tent sales is consistent with the Company’s stated projections throughout fiscal 2004 and 2005. During the fourth quarter of the current year, the Company reported it was one of four vendors awarded a multi-product military contract. As announced on October 6, 2005, orders to-date against the new contract totaled $12.5 million. The Company plans to bid on other future contracts, and at this time, expects fiscal 2006 military sales to be in the $30 - 40 million range.

CONSUMER MARKET DYNAMICS
Johnson Outdoors’ unique market research capability is used to identify and track relevant consumer market dynamics to enable development of meaningful and successful new product innovations. A number of these dynamics highlight a positive outlook for growth in outdoor recreation markets. These include:

▪	A marked increase in participation in outdoor activities and purchases among females and aging, affluent baby boomers.
▪	Advancements in technology allowing for the development of more comfortable products that incorporate additional features and benefits.
▪	The desire by retailers and consumers for products and activities which are instantly gratifying, including activities that can be ‘learned in an hour, done in a day.’
▪	The move among outdoor enthusiasts to consistently ‘trade up’ equipment to have the ‘newest and best’ available.

The Company’s market research expertise represents a competitive advantage in developing winning new products, as demonstrated by many of this year’s successful introductions, including, among others: the Ocean Kayak® Venus™ II sit-on-top kayak for women; the Ocean Kayak® Prowler™ fishing kayak; the Old Town® Dirigo™ for beginner and intermediate kayakers; the Minn Kota® Maxxum Pro™ easy-to-lift fishing motor; the Extrasport® comfort seating systems for kayaks; and the new-to-world Escape® line of electric boats.

WEBCAST
The Company will host a conference call and audio web cast on Thursday, November 17, 2005 at 10:00 a.m. Central Time. A live listen-only web cast of the conference call may be accessed at Johnson Outdoors' home page. A replay will also be available on Johnson Outdoors' home page, or by dialing (888) 286-8010 or (617) 801-6888 and providing confirmation code 42480047. The replay will be available through November 24, 2005 by phone and for 30 days on the Internet.

ABOUT JOHNSON OUTDOORS INC.
Johnson Outdoors is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products.  The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Equipment.  Johnson Outdoors' familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak® and Necky® kayaks; Escape® electric boats; Minn Kota® motors; Cannon® downriggers; Humminbird®, Bottomline® and Fishin’ Buddy® fishfinders; Scubapro® and UWATEC® dive equipment; Silva® compasses and digital instruments; and Eureka!® tents.

Visit us on line at http:// www.johnsonoutdoors.com

SAFE HARBOR STATEMENT
Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical fact are considered forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include changes in consumer spending patterns; the Company’s success in implementing its strategic plan, including its focus on innovation; actions of companies that compete with the Company; the Company’s success in managing inventory; movements in foreign currencies or interest rates; the Company’s success in restructuring of its European Diving operations; unanticipated issues related to the Company’s military tent business; the success of suppliers and customers; the ability of the Company to deploy its capital successfully; adverse weather conditions; unanticipated events related to the terminated Buy-Out transaction; and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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JOHNSON OUTDOORS INC. AND SUBSIDIARIES

(thousands, except per share amounts)
Operating Results	THREE MONTHS ENDED		YEAR ENDED
	Sept 30 2005	Oct 1 2004	Sept 30 2005	Oct 1 2004
Net sales	$77,095	$75,572	$380,690	$355,274
Cost of sales	48,505	47,405	224,336	207,656
Gross profit	28,590	28,167	156,354	147,618
Operating expenses	33,201	32,756	140,823	128,490
Operating profit (loss)	(4,611)	(4,589)	15,531	19,128
Interest expense, net	1,111	1,176	4,225	4,598
Other expense (income), net	116	(299)	(796)	(206)
Income (loss) before income taxes	(5,838)	(5,466)	12,102	14,736
Income tax expense (benefit)	(2,439)	(1,708)	5,001	6,047
Net income (loss)	$(3,399)	$(3,758)	$7,101	$8,689
Basic earnings (loss) per common share:	$(0.39)	$(0.44)	$0.82	$1.01

Diluted earnings (loss) per common share:	$(0.39)	$(0.44)	$0.81	$0.99
Diluted average common shares outstanding	8,629	8,591	8,795	8,774

Segment Results
Net sales:
Marine electronics	$22,481	$16,774	$145,231	$109,778
Outdoor equipment	14,906	23,019	75,340	90,193
Watercraft	18,485	14,802	80,849	75,964
Diving	21,054	20,857	79,404	80,074
Other/eliminations	169	120	(134)	(735)
Total	$77,095	$75,572	$380,690	$355,274
Operating profit (loss):
Marine electronics	$756	$(1,239)	$21,572	$17,762
Outdoor equipment	1,740	4,673	11,208	16,365
Watercraft	(2,323)	(4,853)	(4,353)	(9,787)
Diving	(203)	263	4,901	9,949
Other/eliminations	(4,581)	(3,433)	(17,797)	(15,161)
Total	$(4,611)	$(4,589)	$15,531	$19,128

Balance Sheet Information (End of Period)
Cash and short-term investments			$72,111	$69,572
Accounts receivable, net			48,274	49,727
Inventories, net			51,885	60,426
Total current assets			186,035	194,641
Total assets			283,318	293,714
Short-term debt			13,000	16,222
Total current liabilities			69,196	75,332
Long-term debt			37,800	50,797
Shareholders’ equity			166,434	160,644